EXHIBIT 99.1

Marlin Business Services Corp. Reports Fourth Quarter and Full Year 2017 Earnings and Declares a Cash Dividend of $0.14 Per Share

Fourth Quarter Summary:

  Total fourth quarter sourced origination volume of $186.5 million, up 16.3% from the previous quarter and up 23.1% year-over-year
  30+ and 60+ day delinquencies on total finance receivables improved from prior quarter to 102 basis points and 55 basis points, respectively, with annualized net charge-offs of 1.87%
  Provision for Credit Losses of $4.5 million, improved from $5.7 million in the prior quarter, primarily due to the stabilizing portfolio performance in the fourth quarter along with the establishment of a hurricane reserve in the third quarter
  Net income of $15.9 million, or $1.27 per diluted share, includes a fourth quarter tax benefit of $10.2 million, or $0.82 per diluted share, related to the Tax Cuts and Jobs Act of 2017
  Net income on an adjusted basis of $5.9 million, or $0.47 per diluted share, compared to $4.8 million, or $0.38 per diluted share in the fourth quarter last year
  ROE of 38.1%; ROE of 14.2% adjusted for the impact of the net tax benefit along with other items, up from 12.1% in the fourth quarter last year
  Total new origination loan and lease yield of 11.59%, down 59 basis points from the prior quarter and up 9 basis points year-over-year
  Net interest and fee income of $23.6 million for the quarter, compared to $23.1 million for the prior quarter and $21.8 million for the fourth quarter last year
  Strong capital position with equity to assets ratio of 17.27%

Full Year 2017 Summary

  Full year total sourced origination volume of $683.6 million, up 30.9% from a year ago
  Investment in Leases and Loans (before deferred costs and loss allowance) of $911.2 million, up 3.1% from the prior quarter and up 14.9% from a year ago
  Full year net income of $25.3 million, or $2.01 per diluted share, up from $17.3 million, or $1.38 per diluted share, in the prior year
  Full year net income on an adjusted basis of $18.9 million, or $1.50 per share, up from $17.3 million, or $1.38 per diluted share in the prior year

MOUNT LAUREL, N.J., Feb. 01, 2018 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ:MRLN) (“Marlin” or the “Company”) today reported fourth quarter 2017 net income of $15.9 million, or $1.27 per diluted share, compared to net income of $4.8 million, or $0.38 per diluted share, for the fourth quarter last year. Fourth quarter 2017 earnings included an impact of a net tax benefit resulting from the Tax Cuts and Jobs Act of 2017. Excluding the impact of this and other non-recurring items, fourth quarter net income on an adjusted basis was $5.9 million, or $0.47 per diluted share, compared with $4.8 million, or $0.38 per diluted share a year ago.

For the year ended December 31, 2017, net income was $25.3 million, or $2.01 per diluted share, up from $17.3 million, or $1.38 per diluted share, in 2016. For the year ended December 31, 2017, adjusted net income was $18.9 million, or $1.50 per diluted share.

Commenting on the Company’s results, Jeffrey A. Hilzinger, Marlin’s President and CEO, said, “Marlin wrapped-up 2017 with a strong fourth quarter highlighted by record origination volume, improved portfolio performance and excellent earnings growth. Total fourth quarter sourced origination volume of $186.5 million was an all-time record for a single quarter and increased 16% from the prior quarter and 23% from the fourth quarter last year. The growth was primarily driven by strong customer demand in our Equipment Finance business. In addition, our working capital loan product, Funding Stream, continued to make a meaningful contribution with fourth quarter origination volume of $16.5 million, or nearly 9% of total sourced originations. This is up from $11.3 million, or 7%, of total sourced originations a year ago. We have now originated over $100 million of Funding Stream loans since the product was introduced in 2015, and we are very pleased with both the growing demand for this product and Funding Stream’s portfolio performance, which continues to exceed our expectations. I am also pleased with the early success of our Direct origination initiative, which identifies additional financing opportunities within our existing customer base.  During the quarter, direct origination volume increased to $26.9 million, an increase of 63% over last quarter and 42% over the fourth quarter last year. Also in the quarter, we referred or sold a combined $42.5 million of leases and loans as part of Marlin’s ongoing capital markets activities. As a combined result of these origination and capital markets activities, our Investment in Leases and Loans grew to a record $911.2 million, up more than 3% compared to the previous quarter and up 15% from a year ago.”

Mr. Hilzinger continued, “During the quarter, we took swift action to proactively address trends that were beginning to impact the performance of our portfolio.  These efforts included a strategic pivot within our Transportation channel to focus on financing transportation equipment used by small businesses rather than equipment used by transportation companies. Fourth quarter 30+ and 60+ day delinquencies improved sequentially for the first time in six quarters due primarily to an increase in our collection resources. Excluding charge-offs from the Transportation channel, the portfolio in 2017 continued to perform in a range that was consistent with what we have seen over the past four years and, in the near term, we expect our portfolio performance to continue to be stable and remain within our targeted range.”

Mr. Hilzinger concluded, “The tax reform legislation recently passed by Congress has resulted in greater economic optimism among our small business customers, which we expect will result in an increasing demand for equipment and working capital in the future. At the same time, the lower tax rate will significantly improve our earnings power and create a more rapid accumulation of capital which will broaden our strategic options, potentially including enhanced organic growth, M&A opportunities and the return of additional capital to shareholders. Moving forward, our momentum continues to build, and I am very confident in our ability to continue driving profitable growth as we look ahead to 2018 and beyond.”

Results of Operations
Combined Equipment Finance, Funding Stream and referral origination volume for the fourth quarter of $186.5 million was up 23.1% from a year ago. Equipment Finance origination volume of $163.6 million in the fourth quarter was up 21.3% from $134.9 million in the fourth quarter of 2016. Funding Stream origination volume in the fourth quarter of 2017 was $16.5 million, up from $11.3 million in the same period a year ago. Referral volume totaled $6.5 million, up from $5.4 million in the fourth quarter last year.

Net interest and fee margin as a percentage of average finance receivables was 10.57% for the fourth quarter, down 16 basis points from the third quarter of 2017 and down 87 basis points from a year ago. The decrease in margin percentage was primarily a result of a decline in late fees and end-of-lease revenue based on certain updated servicing practices, growth in lower yielding Equipment Finance channels and an increase in the Company’s cost of funds, partially offset by an increase of 9 basis points in new origination loan and lease yield over last year. The Company’s cost of funds increased to 145 basis points compared to 139 basis points for the previous quarter and 114 basis points for the fourth quarter of 2016, primarily as a result of the rising interest rate environment.

On an absolute basis, net interest and fee income was $23.6 million for the quarter ended December 31, 2017, compared to $23.1 million for the prior quarter and $21.8 million for the fourth quarter last year. The increase continues to reflect the strong growth in the portfolio and the underlying earnings power of the business.

Other income was $5.3 million for the fourth quarter of 2017, compared to $3.6 million in the prior quarter.  The increase is mostly due to a $1.7 million increase in gains-on-sale from the Company’s capital market activity and a $0.1 million increase in Insurance related income.  Other income for the fourth quarter last year was $3.0 million.  The year-over-year increase in other income is primarily due to a $1.7 million increase in gains-on-sale, $0.3 million increase in Insurance related income, $0.2 million increase in referral fee income, and a $0.1 million increase in servicing fee income.

Other expenses were $15.4 million for the fourth quarter of 2017, compared to $15.7 million in the prior quarter and $13.5 million in the fourth quarter last year. The decrease from the prior quarter was primarily due to the reversal of $0.4 million of hurricane insurance claims reserves recorded in the prior quarter. The increase from the fourth quarter last year was primarily due to an increase in expenses related to the Horizon Keystone acquisition, including intangibles amortization expense, higher salaries and benefits and higher sales commissions.  Expenses also increased due to investments in the Direct origination initiative and expenses associated with building-out Marlin’s senior leadership team.

The Company’s efficiency ratio for the fourth quarter was 53.3%. The fourth quarter adjusted efficiency ratio was 51.8%, compared to 57.1% on an adjusted basis for the prior quarter and 54.6% in the fourth quarter last year. Marlin expects its efficiency ratio to continue to improve as the Company leverages its fixed costs through continued portfolio growth and from continued operational efficiencies generated by its various process renewal initiatives.

Due to the Tax Cuts and Jobs Act of 2017 enacted on December 22, 2017 that reduced the federal tax rate from 35% to 21%, the Company was required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. During the fourth quarter, Marlin recorded a one-time net tax benefit of $10.2 million primarily related to the revaluation of these deferred tax items. As a result, Marlin recorded an income tax benefit of $6.9 million for the fourth quarter of 2017. Excluding the one-time tax benefit, Marlin recorded an income tax provision of $3.3 million, representing an effective tax rate of 37.0%, compared with $2.0 million or 38.3% for the preceding quarter and $2.9 million or 37.7% for the fourth quarter of 2016.

Portfolio Performance
Allowance for credit losses as a percentage of total finance receivables was 1.63% at December 31, 2017 compared to 1.64% at September 30, 2017 and 1.38% at December 31, 2016, with the year-over-year increase driven by generally higher portfolio delinquency and net charge-offs. Coverage of total 60+ day delinquencies was 263.0% at December 31, 2017 versus 264.4% at December 31, 2016.

Finance receivables over 30 days delinquent were 1.02% of the Company’s total finance receivables portfolio as of December 31, 2017, an improvement of 11 basis points from the prior quarter but up 22 basis points from December 31, 2016. Finance receivables over 60 days delinquent were 0.55% of the Company’s total finance receivables portfolio as of December 31, 2017, an improvement of 6 basis points from the prior quarter but up 9 basis point from December 31, 2016. Annualized fourth quarter net charge-offs were 1.87% of average total finance receivables versus 1.73% in the third quarter and 1.40% a year ago. Net charge-offs for the quarter were $4.2 million, an increase of $0.4 million from the previous quarter and $1.5 million from the fourth quarter of 2016, and were largely driven by a return to a more normalized credit environment and higher than expected charge-offs in the Transportation channel.

As of December 31, 2017 and 2016, the Company’s consolidated equity to assets ratio was 17.27% and 18.19%, respectively.

Corporate Developments
The Board of Directors of Marlin Business Services Corp. today declared a $0.14 per share quarterly dividend. The dividend is payable February 22, 2018, to shareholders of record on February 12, 2017. Based on the closing stock price on January 31, 2018, the annualized dividend yield on the Company’s common stock is 2.36%.

Business Outlook
The Company is initiating guidance for the full year ending December 31, 2018 as follows:

  Total sourced origination volume is expected to finish approximately 20% above 2017 levels
  Portfolio performance is expected to level off and remain within the targeted range
  Net interest margin, as a percentage, is expected to between 10.0% and 10.25%
  ROE is expected to improve in 2018 as the Company continues to improve operating scale
  EPS is expected to be between $1.95 and $2.10 per share
  Effective tax rate is expected to be in the range of 25 to 27%

Conference Call and Webcast
Marlin will host a conference call on Friday, February 2, 2018 at 9:00 a.m. ET to discuss the Company’s fourth quarter and full year 2017 results. If you wish to participate, please call 877-407-0792 approximately 10 minutes in advance of the call time. The conference ID will be: “Marlin.” The call will also be webcast on the Investor Relations page of the Company’s website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin’s website for 45 days.

About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of credit products and services to small businesses with a mission of helping small businesses achieve their American dream. Our products and services are offered directly to small businesses and through financing programs with equipment manufacturers, distributors, dealers and other intermediaries. Marlin and its wholly-owned operating subsidiary, Marlin Business Bank, are publicly traded (NASDAQ:MRLN). For more information about Marlin, visit www.marlinfinance.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Regulation G – Non-GAAP Financial Measures
In this release the Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding an after-tax charge related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016 and charges for associated legal and consulting fees, the after-tax hurricane credit and insurance loss reserves, the after-tax executive severance (Chief Operating Officer), and the net tax benefit from the tax cut and jobs act. The Company defines diluted earnings per share on an adjusted basis, return on average assets on an adjusted basis, and return on average equity on an adjusted basis as the calculation used for the “as reported” number substituting net income as reported with the net income on an adjusted basis while using the same denominator in the “as reported” number, where appropriate.  The Company defines efficiency ratio on an adjusted basis as the calculation used for the “as reported” ratio adjusting the numerator for the reserve for restitution in connection with certain payment processing practices in effect prior to February 2016, Hurricane insurance loss reserves, and executive severance. The Company believes that these non-GAAP measures are useful performance metrics for management, investors and lenders, because it means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Investor Contacts:
Taylor Kamp
Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen,
Addo Investor Relations
lglassen@addoir.com
424-238-6249

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2017	2016

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$3,544	$4,055
Interest-earning deposits with banks	63,602	57,702
Total cash and cash equivalents	67,146	61,757
Time deposits with banks	8,110	9,605
Securities available for sale (amortized cost of $11.7 million and $6.1 million at December 31, 2017 and December 31, 2016, respectively)	11,533	5,880
Net investment in leases and loans:
Net investment in leases and loans, excluding allowance for credit losses	929,271	807,654
Allowance for credit losses	(14,851)	(10,937)
Total net investment in leases and loans	914,420	796,717
Intangible assets	1,128	—
Goodwill	1,160	—
Property and equipment, net	4,204	3,495
Property tax receivables	6,292	5,296
Other assets	26,167	9,408
Total assets	$1,040,160	$892,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$809,315	$697,357
Other liabilities:
Sales and property taxes payable	2,963	2,586
Accounts payable and accrued expenses	31,492	14,809
Net deferred income tax liability	16,741	15,117
Total liabilities	860,511	729,869

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized; 12,449,458 and 12,572,114 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	124	126
Additional paid-in capital	82,588	83,505
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(96)	(138)
Retained earnings	97,035	78,798
Total stockholders’ equity	179,649	162,289
Total liabilities and stockholders’ equity	$1,040,160	$892,158

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

	(Dollars in thousands, except per-share data)

Interest income	$22,994	$20,188	$87,455	$74,709
Fee income	3,809	3,796	14,864	15,543
Interest and fee income	26,803	23,984	102,319	90,252
Interest expense	3,228	2,174	11,180	7,778
Net interest and fee income	23,575	21,810	91,139	82,474
Provision for credit losses	4,516	3,534	18,394	12,414
Net interest and fee income after provision for credit losses	19,059	18,276	72,745	70,060

Other income:
Insurance premiums written and earned	1,881	1,639	7,155	6,398
Other income	3,417	1,347	9,577	3,360
Other income	5,298	2,986	16,732	9,758
Other expense:
Salaries and benefits	9,806	8,083	37,569	31,912
General and administrative	5,583	5,450	28,272	19,523
Financing related costs	—	—	—	85
Other expenses	15,389	13,533	65,841	51,520
Income before income taxes	8,968	7,729	23,636	28,298
Income tax (benefit) expense	(6,926)	2,914	(1,656)	11,019
Net income	$15,894	$4,815	$25,292	$17,279

Basic earnings per share	$1.27	$0.38	$2.02	$1.38
Diluted earnings per share	$1.27	$0.38	$2.01	$1.38

Cash dividends declared per share	$0.14	$0.14	$0.56	$0.56

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Net Income on an Adjusted Basis Reconciliation to GAAP Results
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(Dollars in thousands, except per-share data)

Net income as reported	$15,894	$4,815	$25,292	$17,279

Deduct:
Charge in connection with regulatory matters	—	—	(4,816)	—
Hurricane credit loss reserve	—		(500)
Hurricane insurance loss reserve	110		(327)
Executive severance	(551)		(551)
Tax effect	168	—	2,369	—
Charges in connection with regulatory matters & hurricane reserves, net of tax	(273)	—	(3,825)	—

Net tax benefit resulting from the Tax Cuts and Jobs Act of 2017	10,246	—	10,246	—

Net Income on an Adjusted Basis	$$5,921	$$4,815	$$18,871	$$17,279

Diluted earnings per share as reported	$1.27	$0.38	$2.01	$1.38

Diluted earnings per share on an adjusted basis	$0.47	$0.38	$1.50	$1.38

Return on Average Assets as reported	6.21%	2.20%	2.59%	2.08%

Return on Average Assets on an adjusted basis	2.31%	2.20%	1.94%	2.08%

Return on Average Equity as reported	38.08%	12.06%	15.38%	11.15%

Return on Average Equity on an adjusted basis	14.18%	12.06%	11.48%	11.15%

Efficiency Ratio as reported	53.30%	54.58%	61.04%	55.77%

Efficiency Ratio on an adjusted basis	51.77%	54.58%	55.76%	55.77%

Net Income on an Adjusted Basis is defined as net income excluding the following: Fourth quarter charge of $0.6 million related to the departure of the Company's Chief Operating Officer. Fourth quarter partial reversal of hurricane insurance reserve in the amount of $0.1 million. Fourth quarter net tax benefit in the amount $10.2 million resulting from the Tax Cuts and Jobs Act of 2017. A third quarter 2017 $0.9 million charge related to credit and insurance hurricane loss reserves. A first quarter 2017 $4.2 million charge associated with recent regulatory matters and charges for associated legal and consulting fees in the amounts of $0.3 million and $0.4 million for the first quarter and second quarter 2017, respectively. The appropriate tax effect, where appropriate, on the aforementioned items. The efficiency ratio as reported and the efficiency ratio on an adjusted basis are not impacted by the $0.5 million hurricane credit loss reserve charge or the $10.2 million net tax benefit as the provision for credit losses and income tax expense is not included as part of the ratio numerator.

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017

Net Income:
Net Income	$4,815	$1,540	$4,553	$3,305	$15,894

Annualized Performance Measures:
Return on Average Assets	2.20%	0.67%	1.90%	1.31%	6.21%
Return on Average Stockholders' Equity	12.06%	3.78%	11.19%	8.01%	38.08%

EPS Data:
Net Income Allocated to Common Stock	$4,663	$1,495	$4,444	$3,225	$15,532
Number of Shares - Basic	12,161,782	12,213,464	12,242,805	12,220,381	12,187,666
Basic Earnings per Share	$0.38	$0.12	$0.36	$0.26	$1.27

Number of Shares - Diluted	12,173,010	12,223,333	12,249,530	12,257,922	12,230,858
Diluted Earnings per Share	$0.38	$0.12	$0.36	$0.26	$1.27

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Equipment Finance	$134,853	$132,691	$140,656	$133,646	$163,562
Funding Stream Loans	$11,287	$13,795	$14,804	$13,775	$16,516
Total New Originations Funded	$146,140	$146,486	$155,460	$147,421	$180,078

Referral Volume	$5,449	$22,296	$12,324	$13,024	$6,466

Total Sourced Originations	$151,589	$168,782	$167,784	$160,445	$186,544

Assets sold in the period	$11,554	$8,694	$12,364	$9,649	$36,037

Implicit Yield on Equipment Finance Originations	9.68%	9.67%	9.96%	9.99%	9.46%
Implicit Yield on Funding Stream Loan Originations	33.28%	32.95%	33.62%	33.51%	32.73%
Total Implicit Yield on New Originations Funded	11.50%	11.86%	12.21%	12.18%	11.59%

# of Leases / Loans Equipment Finance	7,029	7,185	7,704	7,447	8,346
Equipment Finance Approval Percentage	57%	56%	55%	56%	56%
Average Monthly Equipment Finance Sources	1,134	1,114	1,247	1,185	1,244

Net Interest and Fee Margin:
Interest Income Equipment Finance	$18,575	$18,611	$19,338	$19,840	$20,382
Interest Income Funding Stream Loans	$1,499	$1,781	$2,039	$2,213	$2,322

Interest Income Yield	10.59%	10.31%	10.33%	10.37%	10.31%
Fee Income Yield	1.99%	1.77%	1.79%	1.75%	1.71%
Interest and Fee Income Yield	12.58%	12.08%	12.12%	12.12%	12.02%
Cost of Funds	1.14%	1.17%	1.25%	1.39%	1.45%
Net Interest and Fee Margin	11.44%	10.91%	10.87%	10.73%	10.57%

Average Total Finance Receivables	$762,604	$796,920	$835,516	$862,718	$891,819
Average Net Investment Equipment Finance	$745,075	$775,551	$810,961	$836,713	$864,665
Average Funding Stream Loans	$17,529	$21,369	$24,555	$26,005	$27,154

End of Period Net Investment Equipment Finance	$777,607	$806,330	$837,520	$861,102	$887,328
End of Period Funding Stream Loans	$19,110	$22,510	$25,183	$25,328	$27,092
Total Owned Net Investment in Leases and Loans	$796,717	$828,840	$862,703	$886,430	$914,420

Total Assets Serviced for Others	$19,203	$26,422	$36,482	$42,657	$74,359

Total Managed Assets	$815,920	$855,262	$899,185	$929,087	$988,779

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.80%	0.88%	0.92%	1.13%	1.02%
30+ Days Past Due Delinquencies	$7,226	$8,208	$8,978	$11,370	$10,565

60+ Days Past Due Delinquencies	0.46%	0.51%	0.52%	0.61%	0.55%
60+ Days Past Due Delinquencies	$4,137	$4,729	$5,108	$6,157	$5,647

Equipment Finance
30+ Days Past Due Delinquencies	0.82%	0.90%	0.94%	1.15%	1.04%
30+ Days Past Due Delinquencies	$7,226	$8,206	$8,887	$11,260	$10,446

60+ Days Past Due Delinquencies	0.47%	0.52%	0.54%	0.63%	0.56%
60+ Days Past Due Delinquencies	$4,137	$4,729	$5,108	$6,157	$5,647

Funding Stream Loans
15+ Days Past Due Delinquencies	0.50%	0.43%	0.89%	0.77%	0.95%
15+ Days Past Due Delinquencies	$98	$99	$230	$200	$264

30+ Days Past Due Delinquencies	0.00%	0.01%	0.35%	0.42%	0.43%
30+ Days Past Due Delinquencies	$0	$2	$91	$110	$119

Net Charge-offs - Total Finance Receivables	$2,670	$3,134	$3,442	$3,735	$4,169
% on Average Total Finance Receivables
Annualized	1.40%	1.57%	1.65%	1.73%	1.87%

Net Charge-offs - Equipment Finance	$2,521	$2,840	$3,062	$3,537	$3,944
% on Average Net Investment in Equipment Finance Annualized	1.35%	1.46%	1.51%	1.69%	1.82%

Net Charge-offs - Funding Stream Loans	$149	$294	$380	$198	$225
% of Average Funding Stream Loans Annualized	3.40%	5.51%	6.19%	3.05%	3.31%

Total Allowance for Credit Losses	$10,937	$11,687	$12,559	$14,504	$14,851
% of Total Finance Receivables	1.38%	1.42%	1.46%	1.64%	1.63%
% of 60+ Delinquencies	264.37%	247.13%	245.87%	235.57%	262.99%

Allowance for Credit Losses - Equipment Finance	$10,177	$10,769	$11,514	$13,422	$13,815
% of Net Investment Equipment Finance	1.32%	1.34%	1.38%	1.56%	1.56%
% of 60+ Delinquencies	245.98%	227.72%	225.40%	218.00%	244.64%

Allowance for Credit Losses - Funding Stream Loans	$760	$918	$1,045	$1,082	$1,036
% of Total Funding Stream Loans	3.86%	3.96%	4.04%	4.14%	3.73%
% of 60+ Delinquencies	n/a	n/a	n/a	n/a	n/a

Non-accrual - Equipment Finance	$2,176	$2,282	$2,560	$2,933	$3,065
Non-accrual - Equipment Finance	0.25%	0.25%	0.27%	0.30%	0.30%

Non-accrual - Funding Stream Loans	$66	$53	$61	$17	$118
Non-accrual - Funding Stream Loans	0.34%	0.23%	0.24%	0.07%	0.42%

Non-accrual - Total Finance Receivables	$2,242	$2,335	$2,621	$2,950	$3,183
Non-accrual - Total Finance Receivables	0.25%	0.25%	0.27%	0.29%	0.31%

Restructured - Total Finance Receivables	$769	$798	$878	$2,543	$4,489

Net Interest and Fee Margin after Net Charge-offs	10.04%	9.34%	9.22%	9.00%	8.70%

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017

Expense Ratios:
Salaries and Benefits Expense	$8,083	$9,391	$9,070	$9,302	$9,806
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.24%	4.71%	4.34%	4.31%	4.40%

Total personnel end of quarter	318	330	329	331	330

General and Administrative Expense	$5,450	$10,170	$6,110	$6,409	$5,583
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.86%	5.10%	2.93%	2.97%	2.50%

Efficiency Ratio	54.58%	76.79%	56.69%	58.74%	53.30%

Balance Sheet:

Assets
Investment in Leases and Loans	$793,285	$824,942	$858,671	$883,778	$911,242
Initial Direct Costs and Fees	14,369	15,585	16,591	17,156	18,029
Reserve for Credit Losses	(10,937)	(11,687)	(12,559)	(14,504)	(14,851)
Net Investment in Leases and Loans	$796,717	$828,840	$862,703	$886,430	$914,420
Cash and Cash Equivalents	61,757	75,728	77,316	82,937	67,146
Restricted Cash	-	-	-	-	-
Other Assets	33,684	39,924	45,063	43,650	58,594
Total Assets	$892,158	$944,492	$985,082	$1,013,017	$1,040,160

Liabilities
Deposits	697,357	739,793	780,838	806,954	809,315
Other Liabilities	32,512	42,054	40,061	39,768	51,196
Total Liabilities	$729,869	$781,847	$820,899	$846,722	$860,511

Stockholders' Equity
Common Stock	$126	$126	$125	$125	$124
Paid-in Capital, net	83,503	84,066	82,825	83,391	82,586
Other Comprehensive Income (Loss)	(138)	(109)	(106)	(82)	(96)
Retained Earnings	78,798	78,562	81,339	82,861	97,035
Total Stockholders' Equity	$162,289	$162,645	$164,183	$166,295	$179,649

Total Liabilities and
Stockholders' Equity	$892,158	$944,492	$985,082	$1,013,017	$1,040,160

Capital and Leverage:
Equity	$162,289	$162,645	$164,183	$166,295	$179,649
Debt to Equity	4.30	4.55	4.76	4.85	4.50
Equity to Assets	18.19%	17.22%	16.67%	16.42%	17.27%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	18.36%	17.41%	16.81%	16.24%	17.25%
Common Equity Tier 1 Risk-based Capital	19.37%	18.37%	17.80%	17.64%	18.22%
Tier 1 Risk-based Capital	19.37%	18.37%	17.80%	17.64%	18.22%
Total Risk-based Capital	20.62%	19.63%	19.05%	18.90%	19.47%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Year Ended:	2015	2016	2017

Net Income:
Net Income	$15,966	$17,279	$25,292

Annualized Performance Measures:
Return on Average Assets	2.11%	2.08%	2.59%
Return on Average Stockholders' Equity	9.49%	11.15%	15.38%

EPS Data:
Net Income Allocated to Common Stock	$15,501	$16,761	$24,664
Number of Shares - Basic	12,364,873	12,141,595	12,216,020
Basic Earnings per Share	$1.25	$1.38	$2.02

Number of Shares - Diluted	12,381,552	12,150,697	12,249,623
Diluted Earnings per Share	$1.25	$1.38	$2.01

Cash Dividends Declared per share	$2.53	$0.56	$0.56

New Asset Production:
Equipment Finance	$377,981	$468,505	$570,555
Funding Stream Loans	$6,679	$35,777	$58,890
Total New Originations Funded	$384,660	$504,282	$629,445

Referral Volume	$14,171	$17,724	$54,110

Total Sourced Originations	$398,831	$522,006	$683,555

Assets sold in the period	$3,589	$18,132	$66,744

Implicit Yield on Equipment Finance Originations	10.69%	9.97%	9.76%
Implicit Yield on Funding Stream Loan Originations	33.65%	33.82%	33.19%
Total Implicit Yield on New Originations Funded	11.09%	11.66%	11.95%

# of Leases / Loans Equipment Finance	25,158	26,632	30,682
Equipment Finance Approval Percentage	63%	58%	56%
Average Monthly Equipment Finance Sources	1,093	1,116	1,198

Net Interest and Fee Margin:
Interest Income Equipment Finance	$65,866	$69,903	$78,171
Interest Income Funding Stream Loans	$492	$4,302	$8,355

Interest Income Yield	10.47%	10.38%	10.33%
Fee Income Yield	2.40%	2.16%	1.76%
Interest and Fee Income Yield	12.87%	12.54%	12.09%
Cost of Funds	0.89%	1.08%	1.32%
Net Interest and Fee Margin	11.98%	11.46%	10.77%

Average Total Finance Receivables	$636,790	$720,060	$846,743
Average Net Investment Equipment Finance	$635,476	$707,889	$821,972
Average Funding Stream Loans	$1,314	$12,171	$24,771

End of Period Net Investment Equipment Finance	$677,491	$777,607	$887,328
End of Period Funding Stream Loans	$4,941	$19,110	$27,092
Total Owned Net Investment in Leases and Loans	$682,432	$796,717	$914,420

Total Assets Serviced for Others	$3,195	$19,203	$74,359

Total Managed Assets	$685,627	$815,920	$988,779

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Year Ended:	2015	2016	2017
Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.73%	0.80%	1.02%
30+ Days Past Due Delinquencies	$5,618	$7,226	$10,565

60+ Days Past Due Delinquencies	0.41%	0.46%	0.55%
60+ Days Past Due Delinquencies	$3,163	$4,137	$5,647

Equipment Finance
30+ Days Past Due Delinquencies	0.74%	0.82%	1.04%
30+ Days Past Due Delinquencies	$5,618	$7,226	$10,446

60+ Days Past Due Delinquencies	0.41%	0.47%	0.56%
60+ Days Past Due Delinquencies	$3,163	$4,137	$5,647

Funding Stream Loans
15+ Days Past Due Delinquencies	0.00%	0.50%	0.95%
15+ Days Past Due Delinquencies	$0	$98	$264

30+ Days Past Due Delinquencies	0.00%	0.00%	0.43%
30+ Days Past Due Delinquencies	$0	$0	$119

Net Charge-offs - Total Finance Receivables	$10,119	$9,890	$14,480
% on Average Total Finance Receivables
Annualized	1.59%	1.37%	1.71%

Net Charge-offs - Equipment Finance	$10,119	$9,528	$13,383
% on Average Net Investment in Equipment Finance
Annualized	1.59%	1.35%	1.63%

Net Charge-offs - Funding Stream Loans	$0	$362	$1,097
% of Average Funding Stream Loans
Annualized	n/a	2.97%	4.43%

Total Allowance for Credit Losses	$8,413	$10,937	$14,851
% of Total Finance Receivables	1.24%	1.38%	1.63%
% of 60+ Delinquencies	265.98%	264.37%	262.99%

Allowance for Credit Losses - Equipment Finance	$8,239	$10,177	$13,815
% of Net Investment Equipment Finance	1.22%	1.32%	1.56%
% of 60+ Delinquencies	260.49%	245.98%	244.64%

Allowance for Credit Losses - Funding Stream Loans	$174	$760	$1,036
% of Total Funding Stream Loans	3.49%	3.86%	3.73%
% of 60+ Delinquencies	n/a	n/a	n/a

Non-accrual - Equipment Finance	$1,677	$2,176	$3,065
Non-accrual - Equipment Finance	0.22%	0.25%	0.30%

Non-accrual - Funding Stream Loans	$0	$66	$118
Non-accrual - Funding Stream Loans	n/a	0.34%	0.42%

Non-accrual - Total Finance Receivables	$1,677	$2,242	$3,183
Non-accrual - Total Finance Receivables	0.22%	0.25%	0.31%

Restructured - Total Finance Receivables	$535	$769	$4,489

Net Interest and Fee Margin after Net Charge-offs	10.39%	10.09%	9.06%

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Year Ended:	2015	2016	2017
Expense Ratios:
Salaries and Benefits Expense	$31,174	$31,912	$37,569
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.90%	4.43%	4.44%

Total personnel end of quarter	314	318	330

General and Administrative Expense	$17,451	$19,523	$28,272
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.74%	2.71%	3.34%

Efficiency Ratio	57.84%	55.77%	61.04%

Balance Sheet:

Assets
Investment in Leases and Loans	$679,737	$793,285	$911,242
Initial Direct Costs and Fees	11,108	14,369	18,029
Reserve for Credit Losses	(8,413)	(10,937)	(14,851)
Net Investment in Leases and Loans	$682,432	$796,717	$914,420
Cash and Cash Equivalents	60,129	61,757	67,146
Restricted Cash	216.00	-	-
Other Assets	30,206	33,684	58,594
Total Assets	$772,983	$892,158	$1,040,160

Liabilities
Deposits	587,940	697,357	809,315
Other Liabilities	34,906	32,512	51,196
Total Liabilities	$622,846	$729,869	$860,511

Stockholders' Equity
Common Stock	$124	$126	$124
Paid-in Capital, net	81,701	83,503	82,586
Other Comprehensive Income (Loss)	(129)	(138)	(96)
Retained Earnings	68,441	78,798	97,035
Total Stockholders' Equity	$150,137	$162,289	$179,649

Total Liabilities and
Stockholders' Equity	$772,983	$892,158	$1,040,160

Capital and Leverage:
Equity	$150,137	$162,289	$179,649
Debt to Equity	3.92	4.30	4.50
Equity to Assets	19.42%	18.19%	17.27%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	19.63%	18.36%	17.25%
Common Equity Tier 1 Risk-based Capital	20.86%	19.37%	18.22%
Tier 1 Risk-based Capital	20.86%	19.37%	18.22%
Total Risk-based Capital	22.02%	20.62%	19.47%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.